White Mountain Secures US$ 10 million Financing from Existing Shareholders for its Cerro Blanco Titanium Project

SANTIAGO, Chile, December 09, 2013 - White Mountain Titanium Corporation ("White Mountain" or the "Company") (OTCQB Markets: WMTM) is pleased to announce that it has signed a Binding Memorandum of Understanding (“MOU”) with a group of existing shareholders (the “Shareholder Group”) to provide US$ 10 million in equity financing which the Company will use to complete the Environmental Impact Study (“EIS”) and advance the Cerro Blanco project to Final Engineering Feasibility. The financing is comprised of two tranches: a US$2 million first tranche scheduled to close on or before December 13, 2013 and a US$ 8 million second tranche scheduled to close by the later of April 15, 2014 or within 30 days following completion of the EIS. The Company has received the first of two US$1 million instalments from the first tranche.

Under the terms of the MOU, the first tranche consists of 5,714,286 units priced at US$ 0.35 per unit, each unit comprised of 1 common share and 1 common share warrant. Each first tranche warrant is exercisable at US$ 0.45 per share and has a term to December 31, 2016 The second tranche consists of 20,000,000 units priced at US$ 0.40 per unit, each unit comprised of 1 common share and 0.9 common share warrant. Each full second tranche warrant is exercisable at US$ 0.55 per share and has a term to December 31, 2017. As part of the transaction, the Company’s Board of Directors will be expanded to 7 with participants in the MOU nominating 3 members to the Board.

Further particulars on the financing are set out in a Form 8-K which has been filed with the SEC and forms an exhibit to this news release.

Commenting on these developments, Michael Kurtanjek, President and Chief Executive Officer, said, "In an economic environment where financing small resource companies such as ours remains a considerable challenge, we are pleased that existing shareholders continue to realise the underlying value of our Company and its Cerro Blanco project and have provided financing necessary to take the project to final engineering feasibility. With this financing in place, management will be now able to focus on implementing the work schedule as detailed in the Company’s news release of September 17, 2013. By agreeing to the terms of the MOU, the Company has maintained full ownership of all of its assets for the benefit of all shareholders, rather than an external entity.” Mr Kurtanjek went on to say, “Once the EIS has been completed, the Company will seek to expand corporate development opportunities, principally in Asia, for strategic partnerships, additional off-take agreements, technical and supply agreements and construction finance. To this end, the Shareholder Group is well positioned to assist the Company with identifying and realizing corporate development opportunities.”

About White Mountain Titanium Corporation
The Company holds mining concessions on the Cerro Blanco property currently consisting of 41 registered mining exploitation concessions and 34 mining exploration concessions in the process of being constituted, over approximately 17,041 hectares located approximately 39 kilometres west of the City of Vallenar in the Atacama, or Region III, geographic region of northern Chile. The Company's principal objectives are to advance the Cerro Blanco project towards a final engineering feasibility, to secure off-take contracts for the planned rutile concentrate output, and to secure funding or other arrangements to place the project into production, if warranted. It would be the intention to sell the rutile concentrate to titanium metal and pigment producers. Work also continues to investigate the commercial viability of producing a feldspar co-product. The feldspar could find applications in the glass and ceramics industries.

OTCQB Markets has not reviewed and does not accept responsibility for the adequacy or accuracy of this release. This news release may contain forward-looking statements including but not limited to comments regarding the timing and content of upcoming work programs, geological interpretations, receipt of property titles, potential mineral recovery processes, etc. Forward-looking statements address future events and conditions and, therefore, involve inherent risks and uncertainties. Actual results may differ materially from those currently anticipated in such statements.

Contact:
White Mountain Titanium Corporation
Michael Kurtanjek, President	Brian Flower, Executive Vice-President
(562) 2 657-1800	(604) 408-2333